EXHIBIT 99.9


          PATRIOT TRANSPORTATION HOLDING, INC./NEWS
          Contact: John D. Milton, Jr.
 	           Chief Financial Officer	   904/396-5733



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2010.

Jacksonville, Florida; February 2, 2011 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $6,395,000 or $.68 per diluted share in the first quarter of fiscal 2011, an increase of $5,059,000 or 378.8% compared to net income of $1,336,000 or $.14 per diluted share in the same period last year. The first quarter of fiscal 2011 included an after tax gain of $4,926,000 or $0.52 per diluted share from the previously disclosed sale of property in Caroline County, Virginia.

First Quarter Operating Results. For the first quarter of fiscal 2011, consolidated revenues were $28,263,000, an increase of $763,000 or 2.8% over the same quarter last year.

Transportation segment revenues were $22,991,000 in the first quarter of 2011, an increase of $910,000 over the same quarter last year. Revenue miles in the current quarter were up 5.7% compared to the first quarter of fiscal 2010 due to business growth and a longer average haul length. Fuel surcharge revenue increased $753,000. Excluding fuel surcharges, revenue per mile decreased 4.5% over the same quarter last year due to a longer average haul length and lower revenue per mile on certain replacement business. The average price paid per gallon of diesel fuel increased by $0.39 or 15.7% over the same quarter in fiscal 2010.

Mining royalty land segment revenues for the first quarter of fiscal 2011 were $1,095,000, an increase of $108,000 or 10.9% over the same quarter last year, due to an increase in mined tons.

Developed property rentals segment revenues for the first quarter of fiscal 2011 were $4,177,000, a decrease of $255,000 or 5.8% due to reduced tenant reimbursements for snow removal.

Consolidated operating profit was $3,188,000 in the first quarter of fiscal 2011, an increase of $146,000 or 4.8% compared to $3,042,000 in the same period last year. Operating profit in the transportation segment increased $344,000 or 20.9% primarily due to lower health benefit claims. Operating profit in the mining royalty land segment increased $86,000 or 12.8% due to an increase in mined tons.
Operating profit in the developed property rentals segment decreased $186,000 or 15.3% due to higher professional fees and property taxes. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $587,000 in the first quarter of fiscal 2011, an increase of $98,000 compared to the same period last year due to adjustment to the fair value of the corporate aircraft of $300,000 partially offset by lower stock compensation and professional fees.

The after tax income from discontinued operations for the first quarter of fiscal 2011 was $4,927,000 versus $24,000 for the same period last year. Diluted earnings per share on discontinued operations for the first quarter of fiscal 2011 was $.52 compared to $.00 in the first quarter of fiscal 2010. The first quarter of fiscal 2011 included a book gain on the exchange of property of $4,926,000 after tax or $.52 per diluted share. The gain includes a deferred tax benefit of $2,053,000 related to the donation to the Commonwealth of Virginia of the $5,402,000 value of minerals and aggregates.

                              Continued

501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904) 396-5733

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Summary and Outlook.  Transportation segment miles for this year's first quarter were 5.7% higher than the same quarter last year. The Company continues to succeed in replacing customers from the non-renewed contracts announced January 6, 2010 and has basically recovered from new customers substantially all the lost revenue miles, albeit at lower rates per mile for longer average hauls.

Operating profit from the leasing of developed buildings has been unfavorably impacted by three newer buildings brought into service since September 2008 along with two nearly vacant buildings in Delaware impacted by automobile plant closings and the residential housing downturn. Occupancy increased from 72.0% to 76.5% over last quarter as the market for new tenants appears to have bottomed and traffic for vacant space has increased. The Company is not presently engaged in the construction of any new buildings.

Conference Call. The Company will also host a conference call at 2:00 p.m. E.S.T. on February 2, 2011. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-318-6429 (pass code 42565) within the United States.
International callers may dial 1-334-323-7225 (pass code 42565).
Computer audio is available via the Internet through the Conference America, Inc. website at http://209.208.69.70/Conference_America or via the Company's website at http://www.patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call.
To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 13866196. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

                             Continued


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               PATRIOT TRANSPORTATION HOLDING, INC.
   Summary of Consolidated Revenues and Earnings (unaudited)
             (In thousands except per share amounts)

                                              Three Months
                                                  Ended
                                               December 31
                                               -----------
                                             2010       2009
                                             ----       ----

Revenues                                   $28,263     27,500
Operating profit                            $3,188      3,042
Income before taxes                         $2,384      2,130
Income from continuing operations            1,468      1,312
Income (loss) from discontinued operations   4,927         24
Net income                                  $6,395      1,336
Earnings per common share:
  Income from continuing operations
                       Basic                 $0.16       0.15
                       Diluted               $0.16       0.14
  Income (loss) from discontinued operations
                       Basic                 $0.53       0.00
                       Diluted               $0.52       0.00
  Net income
                       Basic                 $0.69       0.15
                       Diluted               $0.68       0.14

Weighted average common shares outstanding:
Basic                                        9,273      9,153
Diluted                                      9,460      9,411

           PATRIOT TRANSPORTATION HOLDING, INC.
           Condensed Balance Sheets (unaudited)
                 (Amounts in thousands)

                                      December 31       September 30
                                         2010               2010
                                      -----------       ------------

Cash and cash equivalents             $  15,419         $   17,151
Accounts receivable, net                  6,479              5,940
Federal and state income taxes
  receivable                                519                930
Notes receivable, current                 1,259              1,238
Assets of discontinued operations           533                542
Other current assets                      5,300              5,971
Property, plant and equipment, net      204,513            198,116
Investment in Brooksville Joint Venture   7,456              7,344
Notes receivable, non-current             4,052              4,382
Other non-current assets                 15,301             16,098
                                     ----------         ----------
   Total Assets                       $ 260,831         $  257,712
                                     ==========         ==========

Current liabilities                   $  14,778         $   16,768
Liabilities of discontinued
  operations                              1,610              1,327
Long-term debt (excluding current
  maturities)                            66,077             67,272
Deferred income taxes                    16,165             16,084
Other non-current liabilities             4,259              4,205
Shareholders' equity                    157,942            152,056
                                      ---------         ----------
   Total Liabilities and
       Shareholders' Equity          $  260,831         $  257,712


                          Continued

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                PATRIOT TRANSPORTATION HOLDING, INC.
                    Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified three business segments, Transportation, Mining royalty land and Developed property rentals, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                           Three Months Ended
                                              December 31
                                              -----------
                                            2010         2009
                                            ----         ----

Transportation revenues                   $22,991       22,081
Mining royalty land revenues                1,095          987
Developed property rentals revenues         4,177        4,432
                                            -----        -----

Total Revenues                            $28,263       27,500
                                          =======       ======

Transportation operating profit            $1,988        1,644
Mining royalty land operating profit          756          670
Developed property rentals operating profit 1,031        1,217
Unallocated corporate expenses               (587)        (489)
                                           -------      -------

Total Operating Profit                     $3,188        3,042

                                           ======       ======

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